EXHIBIT 10.1

FRANKLIN BANK CORP. DEFERRED COMPENSATION PLAN

W I T N E S S E T H:

     WHEREAS, Franklin Bank Corp. (the “Company”) desires to adopt and establish a deferred compensation plan to provide certain key employees and members of the Board of Directors of the Company and Franklin Bank, S.S.B. (the “Bank”) with the opportunity to defer receipt of their compensation to a future date and thereby reduce their current taxable income, earn a tax-free rate of growth on monies deferred, and accumulate funds which can be used for retirement planning or other future financial needs;

     NOW, THEREFORE, effective as of the date of the execution of this Plan as set forth below, the Company hereby adopts and establishes this deferred compensation plan as follows:

SECTION I

PURPOSE OF PLAN, EFFECTIVE DATE AND DEFINITIONS

1.1	Name and Purpose. The name of the plan is the Franklin Bank Corp. Deferred Compensation Plan (the “Plan”). Its purpose is to provide certain key employees of the Company and the Bank and members of the Board of Directors of the Company and the Bank with the opportunity to defer receipt of their compensation to a future date and thereby reduce their current taxable income, earn a tax-free rate of growth on monies deferred, and accumulate funds which can be used for retirement planning or other future financial needs.

1.2	Effective Date. The Plan shall be effective as of the date of the execution of this Plan as set forth below (“Effective Date”).

1.3	Definitions. For purposes of this Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context.

(a)	“Account” means the balance of an account maintained by the Employer for each Participant pursuant to Section IV and Section V. Separate Accounts shall be maintained for each Participant. A Participant’s Account shall be utilized solely as a device for measurement and determination of the amount to be paid to the Participant pursuant to the Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

(b)	“Bank” means Franklin Bank, S.S.B., a Texas state savings bank, and its successors and assigns.

(c)	“Beneficiary” means the person, persons, trust or other entity designated by the Participant, or as provided in Section 6.8, to receive any benefits payable under the Plan. Any Participant’s beneficiary designation shall be made in a written instrument filed with the Committee and shall become effective only when received, accepted and acknowledged in writing by the Committee.

(d)	“Annual Salary” means a Participant’s base salary designated under the Employer’s policies and records as base salary, excluding overtime, Discretionary Bonuses, commissions, and other extraordinary compensation. For Board members, “Annual Salary” means all Board fees earned by a member of the Board during a Plan Year.

(e)	“Board” means the Board of Directors of Franklin Bank Corp.

(f)	“Code “ means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board.

(h)	“Company” means Franklin Bank Corp., a Delaware corporation, and its successors and assigns.

(i)	“Change in Control” means the occurrence of any of the following events:

(i) An acquisition (or a series of acquisitions during the 12-month period ending on the date of the most recent acquisition) by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 1.3(i); or

(ii) A majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board immediately prior to the first date of such appointment or election; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of a majority of the Board immediately prior to such Corporate Transaction will constitute at least a majority of the members of the Board of the corporation resulting from such Corporate Transaction.

(j)	“Discretionary Bonus” means a bonus paid by an Employer to a Participant based on the quality of services performed by a Participant and/or financial targets attained by an Employer over a period of at least twelve (12) months.

(k)	“Employer” means the Company, the Bank, or any other corporation or business organization which agrees, with the consent of the Company, to become a party to the Plan.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)	“Participant” means an eligible employee of the Employer or member of the Board who is selected by the Committee to participate in the Plan and elects to participate in the Plan.

(n)	“Plan Year” means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect, provided that the first Plan Year shall commence on the Effective Date and end on December 31, 2005.

(o)	“Payment Date” means a date designated pursuant to Section 6.1 for the payment or the commencement of a series of payments of all of a Participant’s Account.

(p)	“Termination of Service” means, as applicable, cessation for any reason of (i) a Director’s service as a member of the Board, or (ii) an employee’s service as an employee of an Employer, as determined by the Committee in its sole discretion.

(q)	“Trust” means the trust fund which may be established pursuant to the Plan.

(r)	“Trustee” means the trustee named in the agreement establishing the Trust, if any, and each successor and/or additional trustee as may be named pursuant to the terms of the agreement establishing the Trust, if any.

SECTION II

ADMINISTRATION OF THE PLAN

2.1	Committee. The Plan shall be administered by the Committee. All decisions made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members at a duly held regular or special meeting or by written consent in lieu of any such meeting. A majority of the Committee shall constitute a quorum and all decisions made by the Committee pursuant to provisions of the Plan shall be made by a majority of the Committee members present at any duly held regular or special meeting at which a quorum is present or by the written consent of a majority of the Committee members in lieu of any such meeting.

2.2	Committee Duties. The Committee shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. The Committee shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

(a)	To make rules, regulations and procedures for the administration of the Plan that are not inconsistent with the terms and provisions hereof, which rules, regulations and procedures shall be evidenced in writing and copies thereof shall be delivered to the Employer;

(b)	To construe and interpret all terms, provisions, conditions and limitations of the Plan;

(c)	To correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect;

(d)	To employ and compensate such accountants, attorneys, and other agents and employees as the Committee may deem necessary or advisable in the proper and efficient administration of the Plan;

(e)	To delegate any administrative duties of the Committee under the Plan to another committee or employees of the Company or the Bank;

(f)	To determine all questions relating to eligibility;

(g)	To prepare, file and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

(h)	To make a determination as to the right of any person to receive a benefit under the Plan.

2.3	Agent. In the administration of this Plan, the Committee may, from time to time, employ an agent and delegate to it such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to the Employer.

2.4	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan and shall not be subject to appeal except as provided in Section XIV.

2.5	Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

SECTION III

ELIGIBILITY

For each Plan Year, a member of the Board or an employee of the Employer who has been recommended by the Chief Executive Officer of the Company shall be eligible to participate in the Plan if a Board member or such employee has been approved to participate in the Plan by the Committee. In no event shall any employee of the Employer become eligible to participate in the Plan if such employee would not be considered a member of a select group of management or highly compensated employees for purposes of ERISA. Should a Participant who is an employee of the Employer cease to be considered a member of a select group of management or highly compensated employees for purposes of ERISA prior to termination of employment, disability, or death, the Participant shall not be eligible to make any Participant Deferrals (as described in Section IV) for such Plan Year, and any Participant Deferrals made during such Plan Year while the Participant is not eligible to make such deferrals shall be paid to the Participant.

SECTION IV

PARTICIPANT DEFERRALS

4.1	Annual Salary Deferrals.

(a)	Any eligible employee or Board member may irrevocably elect, prior to the beginning of each Plan Year, but no later than December 31 preceding the beginning of the Plan Year, to participate in the Plan and defer receipt of all or part of the Annual Salary earned during the Plan Year that would otherwise have been payable to him or her.

(b)	The election will be made on a written form called a “Notice of Election to Defer,” signed by the Participant, and delivered to the Committee. A separate election to defer all or part of an Annual Salary shall be made for each Plan Year for which a Participant is eligible to participate in the Plan.

(c)	Each deferral election will be applicable only to compensation the Participant may earn for services performed in the future and will be effective as soon after the

Effective Date as administratively possible for the first Plan Year and as of January 1 for each Plan Year thereafter, provided that the signed Notice of Election to Defer form has been received by the Committee by December 31 of the preceding Plan Year.

(d)	Notwithstanding the above provisions of this Section IV, in the calendar year in which the Plan first becomes effective or in the year in which the Participant first becomes eligible to participate, an election to defer receipt of all or part of the Annual Salary for services performed in the balance of the year remaining may be made within 30 days after the Participant is first eligible or the Plan is first effective, which election shall be effective with respect to the Annual Salary payable with respect to services rendered after the date of the election.

(e)	Nothing in this Section IV prevents a Participant from filing an election not to participate for a Plan Year and thereafter filing another election to participate in the Plan for any subsequent Plan Year.

4.2	Discretionary Bonus Deferral.

(a)	For each Plan Year, any eligible employee may irrevocably elect to defer receipt of all of part of the Discretionary Bonus earned during the Plan Year. A deferral election pursuant to this Section 4.2(b) shall be in writing at such time and in such manner as the Committee shall prescribe, but must in any event be made no later than six (6) months before the end of the performance period on which such Discretionary Bonus is based.

(b)	The election will be made on the “Notice of Election to Defer” form, signed by the Participant, and delivered to the Committee. A separate election to defer all or part of a Discretionary Bonus shall be made by a Participant each Plan Year.

4.3	Accounts. An Account shall be established for each Participant who elects to defer his or her Annual Salary and/or Discretionary Bonus pursuant to Sections 4.1 and 4.2. Amounts deferred pursuant to Sections 4.1 and 4.2, and the earnings, gains and losses thereon, shall be credited to such Account.

SECTION V

EARNINGS

5.1	Earnings. A Participant’s Account shall be credited with earnings on the calendar quarter ending balance at a rate equal to the three-year LIBOR rate, as reported on the Bloomberg Monitor, on the last business day of each calendar quarter.

5.2	Account Statements. The Company shall provide a quarterly statement to a Participant showing such information as is appropriate, including the aggregate amount credited to the Account of a Participant.

SECTION VI

PAYMENTS AND BENEFITS

6.1	Payment Date.

(a)	Designation of Date. The first deferral election made pursuant to Section 4.1 or 4.2 shall include a designation of the Payment Date for the value of a Participant’s Account. Such Payment Date shall be the first day of any calendar quarter designated by a Participant for a calendar year.

(b)	Adjustment of Date. No later than one year before the Payment Date initially designated pursuant to Section 6.1(a) (or an adjusted Payment Date as herein provided), the Participant may elect to adjust such Payment Date (or adjusted Payment Date) to the first day of any calendar quarter following the fifth anniversary of such Payment Date (or adjusted Payment Date).

(c)	Limitation. A Participant may select a Payment Date that is no sooner than the later to occur of (i) the first anniversary of the date of an election to defer Annual Salary pursuant to Section 4.1(a), or (ii) the first anniversary of the date of an election to defer a Discretionary Bonus pursuant to Section 4.2(b).

(d)	Methods of Payments. A Participant may elect, at the time a Payment Date is elected pursuant to Section 6.1(a), to receive the amount which will become payable as of such Payment Date or become payable as of a Participant’s Termination of Service pursuant to Section 6.3(b) in no more than 10 annual installments. Except as may be elected pursuant to this Section 6.1(d), all amounts becoming payable under this Plan shall be paid in a single lump sum payment.

(e)	Irrevocability. Except as otherwise provided in this Section VI, a designation of a Payment Date and an election of installment payments shall be irrevocable; provided, however, that payment may be made on a different date as provided in Section 6.3.

6.2	Time of Payment. Except as provided in Section 6.3, 6.4, 6.5 and 6.6, the amount credited to the Account of each Participant shall become payable to the Participant as of the Payment Date (or adjusted Payment Date) designated pursuant to Section 6.1. If the Participant has elected installment payments, such payments shall begin within thirty days of the Payment Date. In any other case, payment shall be made as a single lump sum within thirty days of the Payment Date.

6.3	Termination of Service. In the event of a Participant’s Termination of Service while amounts stand credited to his Account, such amounts shall be disposed of as provided in this Section 6.3.

(a)	Death of Participant. If the Participant’s Termination of Service is on account of his death, or if he dies following Termination of Service but while receiving installment payments, his Account shall be paid as soon as practicable to his Beneficiary as a single lump sum.

(b)	Other Termination. If the Participant’s Termination of Service is for a reason other than death, his Account balance shall be paid to him as a single lump sum; provided, however, that if the Participant had elected installment payments pursuant to Section 6.1(d) and such installment payments have or have not commenced pursuant to Section 6.2, the Participant’s Account shall be paid over the remaining installment period elected. All payments pursuant to the previous sentence of this Section 6.3(b) shall be made or begin as soon as reasonably possible after the Participant’s Termination of Service, but no later than three months after the end of the month in which Termination of Service occurs. Notwithstanding anything herein to the contrary, payments upon a Termination of Service (other than death or disability) of a Participant who is a “key employee” (as defined in Section 416(i) of the “Code”) shall not be made or begin before the date which is six (6) months after the date of Termination of Service (or, if earlier, the date of the Participant’s death).

6.4	Change in Control. A Participant’s Account balance shall be distributed to him or her in a cash lump sum payment upon the occurrence of a Change in Control.

6.5	Required Lump Sum Payment. Notwithstanding Sections 6.1, 6.2 and 6.3 above, if the entire Account of a Participant upon a Participant’s Payment Date or Termination of Service is less than $50,000.00, the entire Account balance of a Participant shall be paid and/or distributed in cash in one lump sum payment to the Participant or his or her Beneficiary as soon as administratively possible within sixty (60) days of the date of a Participant’s Payment Date or Termination of Service.

6.6	Unforeseeable Emergency. In the event of a Participant’s “Unforeseeable Emergency,” the Participant may submit a written petition to the Committee for an early withdrawal from his or her remaining Account balance. The Committee has sole discretion in the determination of the merits of petitioner’s “Unforeseeable Emergency” petition. Any early withdrawal approved by the Committee is limited to the amount necessary to satisfy the emergency, including but not limited to amounts necessary to pay taxes reasonably anticipated as a result of the distribution, taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

As used in this Plan, the term “Unforeseeable Emergency” means severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, (2) loss of the Participant’s property due to casualty, (3) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The need to send a Participant’s child to college or the desire to purchase a home is not considered to be unforeseeable emergency.

6.7	Earnings Pending Distribution. The undistributable amount in the Account of any Participant shall continue to accrue earnings as provided in Section V until all benefits are paid under this Section VI.

6.8	Beneficiary Designation. Each Participant shall have the right, at any time, to designate a Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of Participant’s death prior to complete distribution to Participant of the benefits due Participant under the Plan.

(a)	No Participant Designation. If a Participant fails to designate a Beneficiary as provided above, or if Participant’s Beneficiary designation is revoked without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then Participant’s designated Beneficiary shall be the Participant’s estate.

SECTION VII

DEFERRED COMPENSATION TRUST

7.1	Employer Establishment of Trust. Notwithstanding any other provision or interpretation of this Plan, the Employer may establish or adopt a trust in which to hold cash, insurance policies or other assets to be used to make payments to the Participants of the benefits under this Plan; provided, however, that the trust assets shall at all times remain subject to the claims of general creditors of the Employer in the event of the Employer’s insolvency and/or bankruptcy.

7.2	Trust Document. Participants shall be notified if and when a trust is established and a copy of the trust document will be made available to them on request.

SECTION VIII

OFFSET FOR OBLIGATIONS TO EMPLOYER

Any amount payable to a Participant pursuant to this Plan may be reduced at the discretion of the Committee by the amount of any indebtedness that is due, owing and unpaid by such Participant to the Employer or an affiliate of the Employer at the time payment is to be made hereunder.

SECTION IX

LIABILITY OF EMPLOYER

Except as provided below, all liabilities created by this Plan for any Employer participating in the Plan (“Participating Employer”) shall be determined separately and, if a trust is established, shall be paid to and held by the Trustee for the exclusive benefit of the Participant who is an employee of such Participating Employer and the Beneficiaries of such Participant, subject to all the terms and conditions of this Plan. No other Participating Employer shall be held liable for any liabilities to be satisfied by any other Participant Employer. On the basis of the information furnished by the Committee, the Trustee, if any, shall keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Participants of each Participating Employer.

SECTION X

BENEFIT PLANS

The amount of each Participant’s deferrals under Section IV shall not be deemed to be compensation for the purpose of calculation of the amount of Participant benefits or contributions under a pension plan or retirement plan (qualified under Section 401(a) of the Code), the amount of life insurance payable under any life insurance plan established or maintained by the Employer, or the amount of any disability benefit payments payable under any disability plan established or maintained by the Employer, except to the extent specifically provided in any such plan.

SECTION XI

RIGHTS OF A PARTICIPANT

11.1	No Right to Employment. Establishment of the Plan shall not be construed as giving any Participant the right to be retained in the Employer’s service or employ or the right to receive any benefits not specifically provided by the Plan.

11.2	Unsecured General Creditor Status of Employee. Income deferred under this Plan will not be segregated from the general funds of the Employer and no Participant will have any claim on any specific assets of the Employer. To the extent that any Participant acquires a right to receive benefits under this Plan, his or her right will be no greater than the right of any unsecured general creditor of the Employer.

11.3	Benefits Not Transferable. To the extent that any Participant acquires a right to receive benefits under this Plan, his or her right is not assignable or transferable except to his or her Beneficiary or estate as established pursuant to Sections 7.7 and 7.8.

SECTION XII

AMENDMENT AND TERMINATION

12.1	Amendment. The Plan may be amended from time to time by resolution of the Committee. The amendment of any one or more provisions of the Plan shall not affect the remaining provisions of the Plan. No amendment may reduce any benefits accrued by any Participant prior to the amendment.

12.2	Termination. The Committee has the right to terminate the Plan at any time. Any Account balance accumulated prior to the Plan’s termination will continue to be subject to the provisions of the Plan.

SECTION XIII

DETERMINATION OF BENEFITS

13.1	Claim. A person, or his or her duly authorized representative, who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a

“Claimant”) may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee.

13.2	General Claim Procedure.

(a)	If a claim is denied in whole or in part, the Committee shall notify the Claimant in writing, within a reasonable time but not later than 90 days after receipt of the claim by the Committee. The Committee may, however, extend the reply period for an additional 90 days if the Committee determines that special circumstances require an extension of time for processing the claim and notifies the Claimant in writing prior to the expiration of the initial 90-day period of the special circumstances requiring the extension of time and the date by which the Committee expects to render a decision.

(b)	The written notice of an adverse benefit determination shall set forth, in a manner calculated to be understood by the Claimant:

(i)	The specific reason or reasons for such denial;

(ii)	The specific reference to pertinent provisions of this Plan upon which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or such information is necessary; and

(iv)	A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”) following an adverse benefit determination on review.

(c)	In the event that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

13.3	Request for Review. Within 60 days after the receipt by the Claimant of the notice of adverse benefit determination, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits for consideration by the Committee. If the Claimant does not request a review of the Committee’s determination within such 60-day period, he shall be barred and estopped from challenging the Committee’s determination. The Plan provides for only one level of appeal.

13.4	General Claim Review Procedure.

(a)	Within and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”) following an adverse benefit determination on review. The Committee’s review of its initial determination will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	In the case of adverse benefit determination on review, the written notice of the Committee’s benefit determination on review shall set forth, in a manner calculated to be understood by the Claimant:

(i)	The specific reason or reasons for such denial;

(ii)	The specific reference to pertinent provisions of this Plan upon which such denial is based;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;

(iv)	A statement that the Claimant has the right to bring an action under section 502(a) of ERISA.

(c)	In the event that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

SECTION XIV

NOTICES

Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or mailed by registered or certified mail to the person at his or her last known business address.

SECTION XV

GENERAL PROVISIONS

15.1	Controlling Law. The provisions of this Plan shall be subject to regulation under ERISA. To the extent not preempted by federal law, this Plan shall be construed and interpreted according to the laws of the State of Texas.

15.2	Captions. The captions of Sections and paragraphs of this Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

15.3	Facility of Payment. Any amounts payable hereunder to any Participant who is under legal disability or who, in the judgment of the Committee, is unable to properly manage his or her financial affairs may be paid to the legal representative of such Participant or may be applied for the benefit of such Participant in any manner which the Committee may select, and any such payment shall be deemed to be payment for such Participant’s account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.

15.4	Withholding of Payroll Taxes. To the extent required by the laws in effect at the time compensation or deferred compensation payments are made, the Employer shall withhold from such compensation, or from deferred compensation payments made hereunder, any taxes required to be withheld for federal, state or local government purposes.

15.5	Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

15.6	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.7	Successor. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The terms successors and assigns as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such company or other business entity.

SECTION XVI

UNFUNDED STATUS OF PLAN

It is the intention of the parties that the arrangements herein described be unfunded for tax purposes and for purposes of Title I of ERISA. Plan participants have the status of general unsecured creditors of the Employer. The Plan constitutes a mere promise by the Employer to make payments in the future.

The Employer may establish a Trust(s) with a Trustee, pursuant to such terms and conditions as are set forth in the Trust agreement(s), if any, to be entered into between the Employer and the Trustee. The Trust is intended to be treated as a “grantor” trust under the Code and the regulations thereunder, as amended from time to time, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

SECTION XVII

RIGHTS TO BENEFITS

Subject to Section VIII, a Participant’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation or encumbrance by Participant, or to attachment or garnishment by creditors of the Participant or the Participant’s Beneficiaries.

SECTION XVIII

BOARD APPROVAL

This Plan has been approved by the Board effective upon the execution hereof by the Chief Executive Officer.

IN WITNESS WHEREOF, the Employer has caused this Plan to be executed this 14th day of March, 2005.

FRANKLIN BANK CORP.

By: /s/ Anthony J. Nocella
Name: Anthony J. Nocella
Title: Chief Executive Officer